EXHIBIT 99.1
NEWS RELEASE

Contact: Dollar Financial Corp.
Financial Dynamics
Julie Prozeller/Grace Su
(212) 850-5600
FOR IMMEDIATE RELEASE
DOLLAR FINANCIAL CORP. ANNOUNCES CONSENTS OBTAINED FOR THE
AMENDMENT AND EXTENSION OF EXISTING CREDIT AGREEMENT
BERWYN, Pennsylvania, December 1, 2009 — Dollar Financial Corp. (NASDAQ:DLLR — News), a leading international diversified financial services company primarily serving unbanked and under-banked consumers for nearly 30 years, today announced that it has obtained the consent of the lenders required to amend and restate the terms of the Company’s senior secured credit facilities. The amendments will revise the covenants under the senior secured credit facilities to give the Company greater operating flexibility and extend the maturity date of a majority of the Company’s approximately $100.0 million revolving facilities in the U.S. and Canada and its $286.2 million of term loans in Canada and $83.5 million of term loans in the United Kingdom. The amended and restated credit agreement is expected to provide the Company with increased flexibility to continue to take advantage of opportunities to further expand the Company’s global footprint and diversified business model. The amendment and restatement of the credit agreement is subject to the satisfaction of the conditions precedent set forth in the amendment agreement, and the Company expects that the amendment and restatement of the credit agreement will become effective concurrent with the consummation of the previously announced senior note offering of National Money Mart Company, its indirect wholly owned Canadian subsidiary.
As part of the terms of the amendment and restatement of the credit agreement, the Company will be required to pay down $100.0 million of its existing term loans on a pro rata basis. Lenders representing approximately 88% of the revolving credit facilities and approximately 85% of the term loans have agreed to extend the maturity to December 2014. The extension of the revolving credit facilities and term loans maturity to December 2014 is subject to the condition that, prior to October 30, 2012, the aggregate principal amount of the Company’s outstanding 2.875% senior convertible notes due 2027 has been reduced to an amount less than or equal to $50.0 million. Revolving credit facilities and term loans with an extended maturity will receive an annual interest spread of 500 bps with a minimum 2.0% LIBOR (or
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LIBOR equivalent) floor and, in the case of the revolving facilities, will be based on a leverage based pricing grid. The portion of revolving credit facilities and term loans that have not consented to the extended maturity will receive an annual interest spread of 375 bps with a minimum 2.0% LIBOR (or LIBOR equivalent) floor and, in the case of the revolving facilities, will be based on a leverage based pricing grid. However, if the Company’s corporate credit rating is lower than B2 from Moody’s Investors Service, Inc. or lower than B from Standard & Poor’s Ratings Services at any time during the 30 days after the date of effectiveness of the amended and restated credit agreement, all the spreads will increase by an additional 100 bps.
About Dollar Financial Corp.
Dollar Financial Corp. is a leading diversified international financial services company primarily serving unbanked and under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, pawn lending, Western Union money order and money transfer products, currency exchange, gold buying, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, and bill payment services.
At September 30, 2009, the Company’s global store network consisted of 1,188 stores, including 1,032 company-operated financial services stores and 156 franchised and agent locations in the United States, Canada, United Kingdom, Republic of Ireland, and Poland. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s financial products and services, principally check cashing, money transfer, pawn lending and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.
Forward Looking Statement
This news release contains forward looking statements. There can be no assurances that the offering of the senior notes of National Money Mart Company, the amendment and restatement of the credit agreement or the reduction of the outstanding senior convertible notes will be completed as described
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herein or at all. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.
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